UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      January 22, 2004

AirTran Holdings, Inc.
(Exact name of registrant as specified in its charter)
State of Incorporation:  Nevada

9955 AirTran Boulevard, Orlando, Florida  32827
(Address of principal executive offices)  (Zip Code)

(407) 251-5600
(Registrant's telephone number, including area code)

Commission file number: 1-15991     I.R.S. Employer Identification No: 58-2189551

Item 7.  Financial Statements and Exhibits.

  (c) Exhibits. The following exhibits are attached to this Current Report on Form 8-K (this "Report"):
99.1	Press Release dated January 22, 2004

Item 9.  Regulation FD Disclosure.

On January 22, 2004, members of AirTran Holdings, Inc. (the "Company") management held a conference call with investors to discuss the release of the Company's financial results for the fourth quarter and twelve months ended December 31, 2003 as well as certain information regarding estimates for 2004.

During this call, management noted the following among other things:
--	Highlighted significant balance sheet and liquidity improvements
-- Issued $125 million of convertible debt at 7% in May 2003
-- Completed a stock offering for $149.9 million in October 2003
-- Retired $94.7 million of debt held by Boeing Capital
-- Year end cash balance was $348.5 million
-- Total debt was $246.8 million
-- Shareholders' equity increased to $302.2 million
--	Operating performance during the fourth quarter improved
-- Completion factor was 99.1%
-- Baggage claims were 2.8 per thousand passengers
-- On-time arrivals were 78.7%
--	Took delivery of 23 717s and retired 15 DC9s in 2003
--	Fleet now consists of 73 717 aircraft
--	Fourth quarter average stage length was 616 miles, up 5.9% year over year
--

Fourth quarter average yield declined 6.6% due to a significant increase in stage length as well as general price competition in the industry. A very competitive industry, business travelers paying less and the company's mix of routes also contributed to the yield performance.

--

Fourth quarter operating costs per available seat mile declined 3.1% . These declines are a result of increased staff productivity improvements, scheduling efficiencies, lower distribution expenses and better fuel efficiencies. Unit maintenance costs were up year over year due to increased volumes and higher rates. Unit rental expense was up due to 23 leased aircraft which were added during the year.

--	Over 50% of our fourth quarter bookings were made via www.airtran.com. Internet sales were up nearly 50% year over year.
--	We expect 14 aircraft to be delivered in 2004
6 717s - two in the first half of 2004 and 4 in the second half of 2004
8 737s - two in June 2004, one in August 2004, two in September 2004, and one a month October to December 2004.
--	2004 capacity is expected to be up 18%. At this time, no new cities are planned for 2004.
Q1 up 19%
Q2 up 15%
Q3 up 15%
Q4 up 25%

--	2004 unit costs are expected to be down 1 - 2%
Q1 down 1% - 2%
Q2 flat to up 1%
Q3 flat to up 1%
Q4 down 2% - 4%
--	55% - 60% of Q1 expected fuel consumption is hedged at $0.90 - $0.95 per gallon all in
25% - 30% of Q2 expected fuel consumption is hedged at $0.90 - $0.95 per gallon all in
55% - 60% of Q3 and Q4 expected fuel consumption is hedged at $0.85 - $0.90 per gallon all in
--	We currently expect our 2004 fuel expense to range between $0.95 - $1.00 all in
--	Depreciation expense is expected to be between $12 million and $18 million for 2004
--	Aircraft related capital expenditures is expected to be approximately $10 million
--	Non-aircraft capital expenditures is expected to be approximately $20 million to $25 million
--	Expected tax rate for 2004 will be between 35% - 40%

The information contained in this Form 8-K, including the Exhibit, contains forward-looking statements. Statements regarding the Company's success, business model, improved operational performance and our ability to maintain or improve low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company's ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2002. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.

Item 12.  Results of Operations and Financial Condition.

On January 22, 2004, the Company issued an earnings release ("the Press Release") reporting the Company's results for the fourth quarter and twelve months ended December 31, 2003. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information contained in this Report, including the Exhibits, is furnished in accordance with general instruction B.6 of Form 8-K, and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section, unless specifically incorporated by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 22, 2004	AirTran Holdings, Inc. (Registrant) /s/ Stanley J. Gadek Stanley J. Gadek Senior Vice President, Finance, Treasurer and Chief Financial Officer (Principal Accounting and Financial Officer)